EXHIBIT 10.2

TIVO INC. SEVERANCE PLAN FOR FULL-TIME SENIOR EXECUTIVES

Purpose:

The terms of the TiVo Inc. (the “Company”) Severance Plan for Full-Time Senior Executives (the “Severance Plan”) have been established to provide the Company with continuity, stability, and retention of its senior leadership during the Company’s transition between Chief Executive Officers.

Terms of the Severance Plan:

The Severance Plan shall remain in effect from the date of its approval by the Compensation Committee until twelve (12) months after the date a new Chief Executive Officer is hired by the Company. Only the Company’s Executive and Senior Vice-Presidents, including Mr. Courtney, Mr. Keast, Mr. Barton, Mr. Roberts, and Mr. Wisk, are eligible to participate. The Severance Plan would only be triggered in the event any of the participants was involuntarily terminated without cause or voluntarily terminated with good reason (defined as a downward change in title, salary, or relocation of more than 50 miles). In the event of a Change of Control, the existing Change of Control agreement for participants will supersede the Severance Plan. If triggered, in exchange for a release of all claims against the Company at the time of termination, a participant would receive from the date of termination: twelve (12) months of accelerated vesting of any unvested stock grants; medical, dental, vision, and life insurance benefits for twelve (12) months; and guaranteed base salary for six (6) months plus an additional six (6) months of salary in the amount of any difference between the participant’s former salary and any new salary the participant may receive from any new employment. The Severance Plan specifically excludes payment of any future executive bonuses.